January 6, 2026                                        Exhibit 10.16

Patti Kangwankij
[***]
[***]

Sent via email: [***]
Re: Offer Letter
Dear Patti Kangwankij,
Marqeta, Inc. (the “Company”) is delighted to extend to you this offer to join our team. These are incredibly exciting times at Marqeta and we look forward to having you be part of our future success! The terms of this offer are outlined below.
1.    Position. We are pleased to offer you the position of Chief Financial Officer, reporting to Michael Milotich. You will be based in San Francisco, California. This offer is for a full-time, exempt position with an intended Start Date of February 9, 2026 (the date you actually commence employment with the Company will be the “Start Date”).
2.Compensation.
●Salary. Your annual base salary will be $475,000, less applicable deductions and withholdings, payable semi-monthly in accordance with the Company’s standard payroll schedule. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your annual base salary is contingent on your working location. If your working location changes, your salary may be adjusted. Additionally, your salary may be adjusted from time to time, including through increases, in the Company’s sole discretion.
●Performance Bonus. You are also eligible to earn an annual discretionary bonus with a target of 75% of your base salary, prorated from your Start Date. Following the end of each calendar year, the Company, in its discretion, will determine to what extent you have earned a bonus for that year. To be eligible to earn and be paid your annual bonus, you must be employed by the Company through and on the actual bonus payment date. If your Start Date is October 1st or later, you will not be eligible to receive a performance bonus for the calendar year of your Start Date.
●Sign-on Bonus: You are eligible to earn and receive a one-time, discretionary $250,000 sign-on bonus, less applicable tax withholdings and deductions, contingent on your remaining employed by the Company for at least one year from your Start Date (the “Sign-On Bonus”). The Sign-On Bonus is not tied to specific job performance and is deemed earned only if you remain continuously employed by the Company through the one-year anniversary from your Start Date. If you voluntarily resign from employment at the Company prior to the completion of one year of service or if your employment is terminated by the Company due to misconduct (as defined by applicable law), you will not have earned the Sign-On Bonus. You may elect to receive the Sign-On Bonus as an advance, before your one-year anniversary of the Start Date, subject to your execution of a separate Bonus Repayment Agreement. If you elect to receive the Sign-On Bonus in advance of your one-year anniversary (i.e., before it is earned), it will be paid to you within 30 days of your Start Date, after you have executed a Bonus Repayment

Agreement. However, you will be required to repay a prorated portion of the advanced amount should you resign or if your employment is terminated by the Company for misconduct (as defined by applicable law) prior to the end of your first year of service; these terms will be set forth in the separate Bonus Repayment Agreement. Alternatively, if you do not wish to execute a Bonus Repayment Agreement, you will be paid the Sign-On Bonus on your first one-year anniversary of the Start Date. If you wish to receive the Sign-On Bonus as an advance, please let us know within ten (10) days of the date of this offer letter and we will provide you with a Bonus Repayment Agreement. You must execute and return any Bonus Repayment Agreement prior to your first day of employment with the Company otherwise it will be presumed that you have elected to receive the Sign-On Bonus on your first one-year anniversary of the Start Date. You have the right to consult with counsel of your own choosing regarding any Bonus Repayment Agreement, and will be provided with no less than five (5) business days to do so.

3.    Restricted Stock Units. It will be recommended to the Company’s Board of Directors (or committee thereof) that you be granted Restricted Stock Units (RSUs) with an estimated value of $5,950,000 (“RSU Value”), where the RSU Value shall be converted into a number of RSUs by dividing the Value by the average closing market price of one share of the Company’s Class A common stock for the twenty (20) consecutive trading day period ending on the last trading day prior to the Grant Date, rounded down to the nearest whole share. RSU grants are typically granted on the 15th day of the month following your Start Date. Each RSU represents one share of the Company’s Class A common stock. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”) and the applicable restricted stock unit award agreement. The RSUs will vest over approximately three years as follows provided you remain in continuous service through the applicable vesting date: (i) with respect to the first 1/3 of the RSUs on the first quarterly “vesting date” occurring after the one-year anniversary of the vesting commencement date and (ii) with respect to an additional 1/12th of the RSUs on each quarterly vesting date thereafter. The vesting commencement date for RSUs will be the quarterly vest date immediately preceding your Start Date if it occurs during the first 45 days of an applicable quarter and the subsequent quarterly vest date if your Start Date occurs after the 45th day of the quarter. “Vesting date” means March 1, June 1, September 1, and December 1.

4.    Performance Stock Units. It will be recommended to the Company’s Board of Directors (or committee thereof) that you be granted Performance Stock Units (PSUs) with an estimated value of $2,550,000 (“PSU Value”), where the PSU Value shall be converted into a number of PSUs by dividing the Value by the average closing market price of one share of the Company’s Class A common stock for the twenty (20) consecutive trading day period ending on the last trading day prior to the Grant Date, rounded down to the nearest whole share. PSU grants are typically granted for the executive team in the 1st quarter of each year. The performance-based vesting terms that apply to your PSUs will be the same goals and targets that apply to each executive team member. Typically, executive team PSUs vest as to 1/3 of earned PSUs on the Company's first quarterly vest date following certification of the results. The remainder of earned PSUs vest quarterly thereafter. The PSUs will be subject to the Plan and the applicable performance stock unit agreement thereunder.
5.    Severance & Change in Control. You are eligible for the executive severance plan that applies to the Company executive officer team (the “Executive Severance Plan”) as disclosed in our SEC filings. You will be a participant in the Executive Severance Plan on the same terms as other members of the executive officer team that are not the CEO.
6.    Benefits. As a Marqeta employee, you will be eligible to participate in the Company’s standard benefit plans, including, but not limited to, time off, 401(k), medical, dental, vision, life and disability insurance coverages. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents and nothing in this letter can modify the plan terms. Generally, you are eligible to enroll in our benefits plans as of your Start Date and your benefits are effective the 1st of the month following or coincident with your Start Date. The Company may modify employee benefits plans at its sole discretion.
7. Protective Covenants Agreement. In order to Protect the Company’s trade secrets, confidential and proprietary information, and valuable customer relationships, you will be required to sign a Protective Covenants Agreement (PCA), a copy of which is attached to this offer letter. The PCA will be sent to you before your Start Date unless you are going to be employed in Alabama or Louisiana. If you are going to be employed in Alabama or Louisiana, the PCA will be sent to you on your first day of employment or shortly thereafter as part of your onboarding process. If you are going to be employed in Colorado, you will also be required to sign the Colorado Acknowledgement of Notice form. Please note that depending on the state where you are going to be employed, you may have a pre-defined length of time to consider the PCA before being required to sign it. If you voluntarily sign the PCA before the notice period expires, you waive the remainder of the notice period. You can check Addendum A to the PCA to see if a specific notice period applies for your state. If your state is not covered in Addendum A, or is covered but does not discuss a notice period, then no specific notice rule will apply. This offer is contingent upon your execution of the PCA.
8. Prior Employment and Conflicts. This offer is being made contingent upon the understanding that if you are subject to any legal obligations (by contract or otherwise) that place restrictions on your ability to perform the duties you are expected to perform in the job being offered to you, you have conferred with your own legal counsel regarding those obligations and can assure the Company that you can lawfully perform the job you are being hired to perform. Furthermore, if there are limitations on what you can do for the Company, you have informed the Company of what the limitations (if any) are that you must comply with and have done so without violating any confidentiality or other obligations you may have to prior employers. Similarly, you agree not to bring any third party confidential information to the Company, including that of former employers, and that in performing your duties for the Company you will not in any way utilize any such information.
Additionally, you agree that, during the term of your employment with the Company, you will not engage in any activities that create a conflict of interest such as engaging in self-dealing or engaging in competition with the Company (by becoming employed with, consulting, owning, or otherwise participating in a competing business) without the Company’s prior written approval.

9. Mutual Arbitration Agreement. This offer of employment is also contingent upon you signing the Mutual Arbitration Agreement, which will be sent to you prior to your Start Date.
10.    Background Check and Right to Work. This offer, and any subsequent employment, is contingent upon the successful completion of a background investigation, consistent with applicable law. To comply with immigration laws, you will also be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.
11.    At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.
12.    Complete Offer and Agreement. This letter, together with the Protective Covenants Agreement, and Mutual Arbitration Agreement, forms the entire understanding and complete statement of your employment with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salary, incentive compensation and benefits provided to you, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.
13.    Acceptance. This offer will remain open until January 12, 2026. To indicate your acceptance, please sign and date this letter.
Unless and until all offer contingencies have been resolved, including completion of the background investigation, you should not resign from your current employment, otherwise alter your employment status, or alter any personal circumstances in reliance on this conditional offer.
Patti, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.
Sincerely,

Marqeta, Inc.

/s/ Michael (Mike) Milotich
Mike Milotich
CEO

Accepted:

/s/ Patti Kangwankij
Patti Kangwankij

January 6, 2026